Exhibit 2.1





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                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 22, 2006

                                      among

                         ANADARKO PETROLEUM CORPORATION,

                              APC MERGER SUB, INC.

                                       and

                           WESTERN GAS RESOURCES, INC.

















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                                Table of Contents

                                                                                        Page

                              ARTICLE 1 THE MERGER

SECTION 1.1.          The Merger.........................................................1
SECTION 1.2.          Effective Time; Closing............................................2
SECTION 1.3.          Effect of the Merger...............................................2
SECTION 1.4.          Certificate of Incorporation; Bylaws...............................2
SECTION 1.5.          Directors and Officers.............................................2
SECTION 1.6.          Effect on Capital Stock............................................3
SECTION 1.7.          Exchange of Company Certificates...................................4
SECTION 1.8.          Options............................................................6

             ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1.          Organization.......................................................8
SECTION 2.2.          Capitalization.....................................................9
SECTION 2.3.          Authorization; No Conflict........................................10
SECTION 2.4.          Subsidiaries......................................................11
SECTION 2.5.          SEC Reports and Financial Statements..............................12
SECTION 2.6.          Absence of Material Adverse Changes, etc..........................14
SECTION 2.7.          Litigation........................................................14
SECTION 2.8.          Information Supplied..............................................14
SECTION 2.9.          Broker's or Finder's Fees.........................................15
SECTION 2.10.         Employee Plans....................................................15
SECTION 2.11.         Board Recommendation; Company Action; Requisite Vote
                      of the Company's Stockholders.....................................17
SECTION 2.12.         Taxes.............................................................17
SECTION 2.13.         Environmental Matters.............................................19
SECTION 2.14.         Compliance with Laws..............................................20
SECTION 2.15.         Employment Matters................................................20
SECTION 2.16.         Regulatory Matters................................................21
SECTION 2.17.         Reserve Reports...................................................21
SECTION 2.18.         Hedging...........................................................22
SECTION 2.19.         Properties........................................................22
SECTION 2.20.         Insurance.........................................................23
SECTION 2.21.         Certain Contracts and Arrangements................................23
SECTION 2.22.         Section 203 of the DGCL; Rights Agreement.........................24
SECTION 2.23.         FCPA..............................................................24
SECTION 2.24.         Bylaws............................................................25
SECTION 2.25.         No Other Representation or Warranties.............................25

        ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 3.1.          Organization......................................................25
SECTION 3.2.          Authorization; No Conflict........................................26
SECTION 3.3.          Information Supplied..............................................27
SECTION 3.4.          Broker's or Finder's Fees.........................................27
SECTION 3.5.          Financing.........................................................28
SECTION 3.6.          No Prior Activities...............................................28
SECTION 3.7.          No Other Representation or Warranties.............................28

                ARTICLE 4 CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1.          Conduct of Business by the Company Pending the Merger.............28
SECTION 4.2.          Conduct of Business by Parent.....................................32

                         ARTICLE 5 ADDITIONAL AGREEMENTS

SECTION 5.1.          Preparation of Proxy Statement; Stockholders Meetings.............32
SECTION 5.2.          Employee Benefit Matters..........................................35
SECTION 5.3.          Consents and Approvals............................................36
SECTION 5.4.          Public Statements.................................................37
SECTION 5.5.          Further Assurances................................................37
SECTION 5.6.          Notification of Certain Matters...................................38
SECTION 5.7.          Access to Information; Confidentiality............................38
SECTION 5.8.          No Solicitation...................................................39
SECTION 5.9.          Indemnification and Insurance.....................................42
SECTION 5.10.         State Takeover Laws...............................................44
SECTION 5.11.         Expenses..........................................................44

                              ARTICLE 6 CONDITIONS

SECTION 6.1.          Conditions to Each Party's Obligation To Effect the Merger........44
SECTION 6.2.          Conditions to Obligations of Parent and Merger Sub................45
SECTION 6.3.          Conditions to Obligation of the Company...........................45

                   ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.          Termination.......................................................46
SECTION 7.2.          Effect of Termination.............................................48
SECTION 7.3.          Fees and Expenses.................................................48
SECTION 7.4.          Amendment.........................................................50
SECTION 7.5.          Waiver............................................................50

                          ARTICLE 8 GENERAL PROVISIONS

SECTION 8.1.          Notices...........................................................50
SECTION 8.2.          Representations and Warranties....................................51
SECTION 8.3.          Interpretations...................................................51
SECTION 8.4.          Governing Law; Jurisdiction.......................................52
SECTION 8.5.          Counterparts; Facsimile Transmission of Signatures................52
SECTION 8.6.          Assignment; No Third Party Beneficiaries..........................52
SECTION 8.7.          Severability......................................................52
SECTION 8.8.          Entire Agreement..................................................53
SECTION 8.9.          Enforcement.......................................................53
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 22, 2006, among ANADARKO PETROLEUM CORPORATION, a Delaware corporation ("Parent"), APC MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and WESTERN GAS RESOURCES, INC., a Delaware corporation (the "Company").

                                  INTRODUCTION

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

         WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), each issued and outstanding share of common stock, par value $.10 per share of the Company (the "Company Common Stock") (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary (as defined in
Section 2.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 1.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.6(b)).

         WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Board of Directors of the Company has approved and Parent is entering into Voting Agreements with certain stockholders of the Company named therein, substantially in the form of Exhibit A attached to this Agreement (the "Company Voting Agreements"), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock held by such stockholders in favor of the adoption of this Agreement and the approval of the Merger provided for herein, on the terms and subject to the conditions set forth in the Company Voting Agreements.

         In consideration of the foregoing and of the mutual covenants contained in this Agreement, the Company Voting Agreements and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

         SECTION 1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         SECTION 1.2. Effective Time; Closing

         (a) The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 6 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". As used in this Agreement, "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

         (b) On the Closing Date or as promptly as practicable thereafter, the Company hereto shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed in writing between Parent and the Company) being the "Effective Time").

         SECTION 1.3. Effect of the Merger At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL (except as provided herein). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.4. Certificate of Incorporation; Bylaws At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the form of Exhibit B hereto, and, as so amended shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the form of Exhibit C hereto, and, as so amended shall be the bylaws of the Surviving Corporation.

         SECTION 1.5. Directors and Officers.

         (a) The directors of Merger Sub immediately prior to the Effective time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign effective as of the Effective Time.

         (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

         SECTION 1.6. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Company Common
Stock:

         (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.001 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

         (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 1.6(c)) shall be canceled and shall be converted automatically by virtue of the Merger into the right to receive $61.00 in cash payable to the holder thereof (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 1.6(d), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         (c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (d) Shares of Company Common Stock of Dissenting Stockholders.

             (i) Notwithstanding any provision of this Agreement to the contrary, all of the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the "fair value" of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Merger Consideration as provided in Section 1.6(b), upon surrender in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

             (ii) The Company shall give to Parent prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in connection therewith. The Company and Parent shall jointly direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid in accordance with the DGCL solely by the Surviving Corporation out of its own funds.

         SECTION 1.7. Exchange of Company Certificates.

         (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the "Paying Agent") to receive in trust the funds to which they shall become entitled pursuant to Section 1.6(b) or Section 1.8. From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent or the Surviving Corporation (as the case may be) cash in amounts and at times necessary for the prompt payment of the Merger Consideration or other cash amount (as the case may be) as provided in Section 1.6(b) or Section 1.8, in the case of the Company Common Stock, upon surrender of certificates representing the shares of Company Common Stock as provided herein or, in the case of Options if applicable, upon surrender of the written acknowledgements contemplated by
Section 1.8. All interest earned on such funds shall be paid to Parent.

         (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Company Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration as provided in Section 1.6(b). Parent will use its reasonable efforts to cause provision to be made for holders of Company Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent (reasonably satisfactory to the Company), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 1.6(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

         (c) No Further Ownership Rights in Company Common Stock; Transfer Books. All cash paid upon the surrender of Company Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for cash as provided in this Article 1.

         (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. As used in this Agreement, "Governmental Authority" shall mean the United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

         (e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 1.6(b), in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond which are reasonably acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

         (f) Withholding Taxes. Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

         SECTION 1.8. Options.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this
Section 1.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from Parent, and shall receive, in settlement of each Option a Cash Amount. The "Cash Amount" shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, in the case of the top 20 holders of Options (based on the aggregate "spread value" of such Options), payment of the Cash Amount is subject to written acknowledgement, in the form of Exhibit D attached to this Agreement, that no further payment is due to such holder on account of any Option and all of such holder's rights under such Options have terminated. As used in this Agreement, "Option" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof or any other Person to purchase shares of Company Common Stock pursuant to: 1997 Stock Option Plan, 1999 Stock Option Plan, 1999 Non-Employee Directors' Stock Option Plan, Employment Agreement, dated October 15, 2001, and the Stock Option Agreement, dated as of November 1, 2001, between the Company and Peter A. Dea, 2002 Non-Employee Directors' Stock Option Plan, 2002 Stock Incentive Plan, 2005 Stock Incentive Plan, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof ("Company Stock Plans") or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

         (b) At the Effective Time, all restrictions on the then outstanding shares of Restricted Stock (as defined below) shall immediately lapse, and subject to the terms and conditions set forth below, each holder of Restricted Stock will be entitled to receive from Parent, and shall receive, in settlement of each share of Restricted Stock, the Merger Consideration less any applicable withholdings for Taxes. As used in this Agreement, "Restricted Stock" means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof or any other Person pursuant to any applicable Company Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

         (c) At the Effective Time, all stock appreciation rights, restricted stock units or other phantom equity based awards ("Other Equity Awards") granted under any Company Stock Plan shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, at the Effective Time, a cash payment from Parent in respect of such cancellation in an amount (if any) equal to the net amount of (i) product of (A) the excess, if any, of the Merger Consideration over the exercise price, if any, per share of Company Common Stock subject to such equity based awards and (B) the number of shares subject to such equity based awards less (ii) any applicable withholding for Taxes. Notwithstanding the foregoing, the cash payment is subject to written acknowledgement, in the form of Exhibit E attached to this Agreement, that no further payment is due to the holder on account of any Other Equity Award and all of such holder's rights under any such Other Equity Award have terminated.

         (d) As of the Effective Time, except as provided in this Section 1.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company (collectively, "Company Equity Awards") shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no Person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

         (e) Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act (as defined in Section 2.3(c)), to the fullest extent permitted by applicable law in connection with the cancellation of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 1.8(e). The Board of Directors of the Company, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock and Company Equity Awards, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

         (f) At or before the Effective Time, the Company shall use its reasonable best efforts to cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required under the Company Stock Plans or any Options to give effect to the foregoing provisions of this Section 1.8 and to use its reasonable best efforts to obtain the acknowledgements required under
Section 1.8(a) and (c).

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as publicly disclosed by the Company in the Company SEC Reports (as defined in Section 2.5(a)) filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent on its face) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

         SECTION 2.1. Organization. The Company and each of the Subsidiaries of the Company (the "Company Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing (with respect to jurisdictions that recognize the concept of good standing) in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. A "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (A) adversely affects the oil and gas exploration and development or gas processing and transportation or Hydrocarbon (as defined in Section 2.17) marketing industries generally (including changes in commodity prices or markets, general market prices and legal or regulatory changes) (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise as compared to similarly situated Persons),
(B) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise as compared to similarly situated Persons),
(C) arises out of any change in generally accepted accounting principles ("GAAP") (which does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise as compared to similarly situated Persons), or (D) (other than with respect to Section 2.3) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were made available to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

         SECTION 2.2. Capitalization.

         (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 76,100,462 of which are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $.10 per share, issuable in series ("Company Preferred Stock"), of which 500,000 have been designated as Series A Junior Participating Preferred Stock. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding and 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights ("Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of March 22, 2001 (the "Rights Agreement"), between the Company and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as amended, and 50,032 shares of Company Common Stock were held by the Company in its treasury. Since January 1, 2006, the amount of the dividend paid quarterly on Company Common Stock is $0.075 per share (the "Quarterly Dividend"). Except for the Quarterly Dividend, since January 1, 2006, the Company has not, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

         (b) As of the date that is three business days prior to the date of this Agreement, 3,002 shares of Company Common Stock were subject to outstanding Options under the 1997 Stock Option Plan (with a weighted average exercise price of $5.82), 427,979 shares of Company Common Stock were subject to outstanding Options under the 1999 Stock Option Plan (with a weighted average exercise price of $19.8484), 2,600 shares of Company Common Stock were subject to outstanding Options under the 1999 Non-Employee Directors' Stock Option Plan (with a weighted average exercise price of $2.76), 450,000 shares of Company Common Stock were subject to outstanding Options under the Employment Agreement, dated October 15, 2001, and the Stock Option Agreement, dated as of November 1, 2001, between the Company and Peter A. Dea (with a weighted average exercise price of $12.505), 168,000 shares of Company Common Stock were subject to outstanding Options under the 2002 Non-Employee Directors' Stock Option Plan (with a weighted average exercise price of $33.1427), 1,502,003 shares of Company Common Stock were subject to outstanding Options under the 2002 Stock Incentive Plan (with a weighted average exercise price of $25.0448), 1,333,428 shares of Company Common Stock were subject to outstanding Options under the 2005 Stock Incentive Plan (with a weighted average exercise price of $37.45), and 2,857,632 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. There are no stock appreciation rights issued under the Company Stock Plans. Except as set forth above in this Section 2.2 and Section 2.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         SECTION 2.3. Authorization; No Conflict.

         (a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote (as defined in Section 2.11(b)), if required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the (x) certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary that is a corporation or (y) the articles or certificate of formation or the limited liability company agreement of any Company Subsidiary that is a limited liability company, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound or
(iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(c) below and the Required Company Stockholder Vote, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

         (c) Except for the consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 2.3 of the Company Disclosure Letter (the "Required Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for
(i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the Competition Act (Canada) (the "Competition Act"), and other applicable foreign competition or antitrust laws, if any, (iii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) compliance with the rules of the NYSE, (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties ("Customary Post Closing Consents"), (vi) compliance with the "blue sky" laws of various states, and (vii) such other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

         SECTION 2.4. Subsidiaries.

         (a) Section 2.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) Company Subsidiary; and (ii) entity in which the Company (other than the Company Subsidiaries) or any Company Subsidiary owns any interest. As used in this Agreement, (i) "Subsidiary" means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

         (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 2.5. SEC Reports and Financial Statements.

         (a) Since January 1, 2003, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the "Company SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 31, 2006, no event has occurred with respect to the Company or any of Company Subsidiaries that requires the filing of a current report on Form 8-K with respect to such event for which such Form 8-K has not otherwise been filed (including situations in which the Form 8-K with respect to such event is not due as of the date hereof). None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

         (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "Company Financial Statements") of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein, including the notes thereto) and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected or reserved against in the Company Financial Statements, as of the date hereof, neither the Company nor any of the Company Subsidiaries has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005.

         (c) Since January 1, 2003, the Company has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2003, the Company's independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements that were required to be disclosed in the SEC Reports regarding or pertaining to Company's accounting policies or practices. Since the effectiveness of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), neither the Company nor any of the Company Subsidiaries has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Set forth in Section 2.5(c) of the Company Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and the Company Subsidiaries.

         (d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications pursuant to the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

         (e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company required to be disclosed in the Company's Exchange Act reports, including its consolidated Company Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company's independent public accounting firm and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

         (f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE, and is in compliance in all material respects and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes Oxley Act.

         SECTION 2.6. Absence of Material Adverse Changes, etc. Since December 31, 2005, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

         (a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

         (b) any material damage, destruction or other casualty loss (in the case of such damage, destruction or loss occurring prior to the date hereof, whether or not covered by insurance, and in the case of such damage, destruction or loss occurring following the date hereof, not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

         (c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b)(i)-(vi), (viii)-(xvii), (xix)-(xxi), (xxiii) and (xxvii)-(xxix).

         SECTION 2.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

         SECTION 2.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

         SECTION 2.9. Broker's or Finder's Fees. Except for Petrie Parkman & Co., Inc. and Morgan Stanley & Co. Incorporated (the "Company Financial Advisors"), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any financial advisory, broker's or finder's fee or similar commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company's agreement with the Company Financial Advisors pursuant to which the Company Financial Advisors are entitled to a fee in connection with the transactions contemplated hereby.

         SECTION 2.10. Employee Plans.

         (a) There are no material Company Employee Benefit Plans currently or in the past that have been established, maintained, adopted, participated in, sponsored, contributed to or required to be contributed to, by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code ("Company ERISA Affiliates"). As used in this Agreement, "Company Employee Benefit Plan" means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of
Section 3(1) of ERISA ("Company Employee Welfare Benefit Plan"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("Company Employee Pension Benefit Plan") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy. (b) With respect to each material Company Employee Benefit Plan, the Company has made available to Parent, to the extent requested by Parent, a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan and all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments. (c) Each Company Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("Qualified Company Employee Benefit Plan"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked and covers "GUST" as defined in footnote 2 of IRS Notice 2003-49, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

         (d) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions.

         (e) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary,
(x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

         (f) Neither the Company nor any Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of the Company Subsidiaries.

         (g) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

         (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (iii) make any payments (whether in cash or property, including shares of capital stock) non-deductible under Section 280G of the Code or subject to the excise tax under
Section 4999, or (iv) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code.

         (i) There are no suits, ongoing audits, actions, proceedings, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business), and the Company has no knowledge of any investigations regarding any Company Employee Benefit Plan. No Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

         (j) As used in this Agreement "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         (k) All arrangements that could be deemed "nonqualified deferred compensation" arrangements under Section 409A of the Code ("Section 409A") are, to the Company's reasonable knowledge, compliant with Section 409A, and no employee is entitled to a tax gross-up or similar payment for any excise tax that may be due under Section 409A.

         SECTION 2.11. Board Recommendation; Company Action; Requisite Vote of the Company's Stockholders.

         (a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on June 22, 2006 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and recommended that the stockholders of the Company adopt this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 5.8 shall not be a breach of the representation in this clause (iii)) (collectively, the "Company Recommendation"). The Board of Directors of the Company has received from each of the Company Financial Advisors an opinion, a written copy of which has been provided to Parent, solely for informational purposes, to the effect that, as of the date of the opinion, the consideration to be received in the Merger by holders of Company Common Stock is fair from a financial point of view.

         (b) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority in voting power of the issued and outstanding shares of Company Common Stock (the "Required Company Stockholder Vote").

         SECTION 2.12. Taxes.

         (a) Each of the Company and each Company Subsidiary has timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all material accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company's Form 10-K for the fiscal year ended December 31, 2005 are adequate to cover all material Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Neither the Company nor any Company Subsidiary has received a written notice of any material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

         (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No material claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary has received any material private letter ruling of the Internal Revenue Service or comparable material rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

         (c) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any material unpaid Taxes against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been a party to a "listed transaction" within the meaning of Treas. Reg. Sec. 1.6011-4(b).

         (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to material Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

         (e) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 (e) of the Code) in conjunction with the Merger.

         (f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company.

         (g) To the knowledge of the Company, none of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any:
(i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

         (h) As used in this Agreement "Taxes" means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group. As used in this Agreement, "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

         SECTION 2.13. Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse
Effect:

         (a) To the knowledge of the Company, there are no conditions existing on any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below).

         (b) The Company and the Company Subsidiaries have been and are in compliance with all applicable Environmental Laws (as defined below). There are no pending actions, suits, proceedings, demands, claims, information requests or notices of non-compliance or violation, nor, to the knowledge of the Company, are any such matters threatened or under investigation, against, regarding, or otherwise affecting the Company or any Company Subsidiary relating to any liability under any Environmental Law.

         (c) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company's and the Company Subsidiaries' businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, pursuant to any applicable Environmental Law, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

         (d) None of the Company and the Company Subsidiaries is subject to or has otherwise assumed any pending or, to the knowledge of Company, threatened, claim related to Environmental Law.

         (e) The representations and warranties set forth in Section 2.13 are the Company's sole and exclusive representations and warranties related to environmental matters.

         (f) As used in this Agreement, (i) "Environmental Laws" means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Toxic Substances Control Act, the Atomic Energy Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law.

         SECTION 2.14. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 2.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.13.

         SECTION 2.15. Employment Matters.

         (a) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, labor contract or other labor agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, not including any consent decree which has expired more than ten years prior to the date hereof, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any pending proceeding before any Governmental Authority asserting that it has committed an unfair labor practice or, to the knowledge of the Company, is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause (iii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.(b) In the 90-day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor in such 90-day period has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. The Company and the Company Subsidiaries have, during the five-year period prior to the date hereof, in all material respects properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. As used in the Agreement, "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1989, as amended.

         SECTION 2.16. Regulatory Matters. Neither the Company nor any of the Company Subsidiaries is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, or (ii) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a public utility," as each such term is defined in the Public Utility Holding Company Act of 2005. Except as set forth on Section 2.16 of the Company Disclosure Letter, all pipeline systems and related facilities constituting the Company's and Company Subsidiaries' properties are (i) "gathering facilities" that are exempt from regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

         SECTION 2.17. Reserve Reports. The Company has delivered to Parent true and correct copies of all proved oil and gas reserve reports prepared by the engineering firm Netherland, Sewell & Associates, Inc. concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2005 (the "Company Reserve Report"). The factual, non-interpretative data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate in all material respects, and the Company has no knowledge of any material errors in the assumptions and estimates provided to the Netherland, Sewell & Associates, Inc. in connection with their preparation of the Company Reserve Report. To the knowledge of the Company, the estimates of proved oil and gas reserves in the Company Reserve Report were prepared in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. For purposes of this Agreement, "Oil and Gas Interests" means interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. For purposes of this Agreement, "Hydrocarbons" means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person's Subsidiaries.

         SECTION 2.18. Hedging. Except as set forth in Section 2.18 of the Company Disclosure Letter, the Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production and marketing of the Company and the Company Subsidiaries as of the date reflected therein, and there have been no material changes since the date thereof to the date hereof. For purposes of this Agreement, a "Hedge" means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

         SECTION 2.19. Properties. All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and
(ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since December 31, 2005 in the ordinary course of business, as of the date hereof, the Company has good and defensible title (as defined below) for oil and gas properties forming the basis for the reserves reflected in the Company's December 31, 2005 financial statements included in the Company SEC Reports, and pipelines and gas gathering and processing systems, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of the Company as of December 31, 2005 included in the Company SEC Reports; (b) Liens for current taxes not yet due and payable or for taxes that the Company or any Company Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) Liens associated with obligations reflected in the Company Reserve Report and (d) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are valid and effective, except where the failure to be valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, to the knowledge of the Company, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. For purposes of this Agreement, "good and defensible title" means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same.

         SECTION 2.20. Insurance. Section 2.20 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. To the knowledge of the Company, the Company and the Company Subsidiaries maintain insurance (including self-insurance) coverage customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies from third party providers are in full force and effect and neither the Company nor any Company Subsidiary has received any notice of termination or cancellation with respect to any such policy

         SECTION 2.21. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that materially limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent, the Surviving Corporation or any of their subsidiaries or any successor thereto, from engaging or competing in its business in any significant geographic area, except for joint ventures, area of mutual interest agreements and non-competition agreements (substantially all of which, in the case of such non-competition agreements, are set forth in Section 2.21 of the Company Disclosure Letter) entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any Company Subsidiary is a party or any contract set forth in Section 2.21 of the Company Disclosure Letter (which includes each material joint venture Hydrocarbon exploratory agreement to which the Company or any Company Subsidiary is a party) (collectively, the "Company Contracts") nor, to the knowledge of the Company, is any other party to any such Company Contract in material breach or material default thereunder.

         SECTION 2.22. Section 203 of the DGCL; Rights Agreement. The Board of Directors of the Company has taken all action necessary to exempt under or not make subject to (a) the prohibitions on "business combinations" under Section 203 of the DGCL, (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (c) any provision of the Company's certificate of incorporation or bylaws that would require any corporate approval other than that otherwise required by
Section 251 of the DGCL, in each case, before the execution of this Agreement and the Company Voting Agreements: (i) the execution of this Agreement, (ii) the Merger, (iii) the execution of the Company Voting Agreements and (iv) the transactions contemplated by this Agreement and the Merger. The Company has amended the Rights Agreement so that (a) none of Parent or Merger Sub nor any "affiliate" or "associate" thereof (as defined in the Rights Agreement) is an "Acquiring Person", and no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) or event to which Section 11(a)(ii) or Section 13 thereof would otherwise be applicable will occur as a result of the execution or delivery of this Agreement, the Company Voting Agreements or the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreements and (b) the Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Rights Agreement and all such amendments have been filed with the SEC, or, if not, provided to Parent.

         SECTION 2.23. FCPA. Neither the Company, nor any Company Subsidiary or affiliate, has committed any act or made any omission prohibited by the Foreign Corrupt Practices Act (15 U.S.C. ss.ss. 78m, 78dd-1, -2 and -3) ("FCPA") or applicable anti-bribery laws of any other country during the past (3) three years. Except as otherwise permissible under the FCPA (but not inconsistent with other applicable law), during the past (3) three years, none of the Company, any Company Subsidiary or affiliate, or any representative thereof has offered or given anything of value to: (i) any foreign official, any foreign political party or official thereof or any candidate for political office; or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for the purpose of the following: (a) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or securing any improper advantage or (b) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company, any Company Subsidiary, or any of their respective affiliates, officers or directors, in obtaining or retaining business for or with, or directing business to, any Person. For purposes of this Section 2.23, "knowledge" means "knowing" or "knowledge" as such terms are defined in 15 U.S.C. ss.ss. 78m, 78dd-1, -2 and -3.

         SECTION 2.24. Bylaws. The Company has amended its Bylaws so that the stockholders of the Company are not entitled, under any circumstances, to call a special meeting of the stockholders.

         SECTION 2.25. No Other Representation or Warranties. Neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or the Company Subsidiaries other than as expressly set forth in this Article 2.


                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

         SECTION 3.1. Organization. Parent and each of the Subsidiaries of Parent (including Merger Sub) (the "Parent Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions (with respect to jurisdictions that recognize the concept of good standing) in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries considered as a single enterprise or (ii) the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (A) adversely affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and legal or regulatory changes) (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise as compared to similarly situated Persons), (B) arises out of general economic or industry conditions (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise as compared to similarly situated Persons), (C) arises out of any change in GAAP (which does not disproportionately affect the Parent and the Parent Subsidiaries considered as a single enterprise as compared to similarly situated Persons) or (D) (other than with respect to Section 3.2) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Parent Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent's Annual Report on Form 10-K for the year ended December 31, 2005 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2.      Authorization; No Conflict.

         (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (b) The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on June 22, 2006 and not subsequently rescinded or modified in any way, unanimously (i) approved this Agreement, the Merger and (ii) determined that this Agreement and Merger are in the best interest of Parent's stockholders. No vote of the holders of Parent common stock, par value $.10 per share, or other securities of Parent is necessary to consummate the Merger.

         (c) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

         (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent's or Merger Sub's execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, the Competition Act, and applicable foreign competition and antitrust laws, if any,
(iii) the filing with the SEC of the Proxy Statement and such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the NYSE, (v) Customary Post Closing Consents, and
(vi) such other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

         SECTION 3.3. Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

         SECTION 3.4. Broker's or Finder's Fees. Except for UBS Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent's or any Parent Subsidiary's authority is or will be entitled to any financial advisory, broker's or finder's fee or similar commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

         SECTION 3.5. Financing. Parent has or will have funds available to it sufficient to consummate the Merger in accordance with the terms of this Agreement.

         SECTION 3.6. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

         SECTION 3.7. No Other Representation or Warranties. None of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub other than as expressly set forth in this Article 3.

                                   ARTICLE 4
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 4.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

         (a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them to keep available the services of their current key officers and employees; and

         (b) Without limiting the generality of the foregoing Section 4.1(a), except as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

             (i) except pursuant to existing contracts or commitments, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction or line of business, in each case outside of the ordinary course of business consistent with past practice or, in the case of sales, leases, transfers or dispositions, in excess of $20 million in the aggregate;

             (ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

             (iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

             (iv) except for the Quarterly Dividend, and other than in the case of direct or indirect wholly owned Company Subsidiaries, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

             (v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than other than repurchases, redemptions or acquisitions in connection with the relinquishment of shares by employees and directors of the Company or as may be required by or in connection with the terms of any Company Stock Plan in effect as of the date hereof;

             (vi) split, combine or reclassify any outstanding shares of its capital stock;

             (vii) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

             (viii) modify in any material respect the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary, provided that no such modifications may be made with respect to maturity, payment schedule, or prepayment penalties;

             (ix) incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business and letters of credit required under the Company's hedging agreements in order to satisfy margin requirements and other indebtedness of the Company (determined in accordance with GAAP) that does not exceed $5 million;

             (x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the indebtedness for borrowed money of any other Person other than in the ordinary course of business, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or customary loans or advances to employees or otherwise in the ordinary course of business or (B) for those not in excess of $5 million in the aggregate;

             (xi) create or assume any Lien on any material asset that would reasonably be expected to have a Company Material Adverse Effect;

             (xii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, except as may be required in any existing agreements with employees or consultants of the Company or any Company Subsidiary, or as required by any collective bargaining agreement, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, or (F) take any action that is likely to result in any plan, program or agreement becoming non-compliant with Section 409A or provide any employee entitlement to a tax gross-up or similar payment for any excise tax that may be due under Section 409A;

             (xiii) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law and other than the entry into agreements with consultants in the ordinary course of business cancelable on 60 days notice (or less) and requiring total payments in the aggregate of less than $2 million);

             (xiv) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any material Tax election or file any material amended Tax return; make any material change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a tax liability;

             (xv) settle, compromise or otherwise resolve any pending litigation or other legal proceedings involving a payment of more than $500,000 in any one case by or to the Company or any of the Company Subsidiaries;

             (xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $5 million individually or $10 million in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

             (xvii) write off any accounts or notes receivable in excess of $10 million;

             (xviii) except pursuant to existing contracts or commitments, make or commit to make capital expenditures in excess of 110% of the aggregate budgeted amount set forth in the Company's fiscal 2006 capital expenditure plan previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

             (xix) make or assume any Hedges intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of the Company's marketing business in accordance with the Company's current policies;

             (xx) enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than nine months;

             (xxi) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Company Material Adverse Effect;

             (xxii) enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

             (xxiii) terminate, amend, modify or waive, including the release of any third party from, any provision of any confidentiality or standstill agreement to which it is a party, and the Company and Company Subsidiaries shall enforce any such provisions contained in such agreements, including by obtaining injunctions to prevent any breaches of such agreement;

             (xxiv) take any action that would constitute a "plant closing" or "mass layoff" (each as defined in the WARN Act or any similar state law or regulation) without in good faith attempting to comply with the notice requirements of the WARN Act or similar state law or regulation;

             (xxv) organize or acquire any Person that could become a Subsidiary;

             (xxvi) enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $2,000,000, other than pursuant to agreements or commitments existing on the date hereof;

             (xxvii) amend, modify or waive any provision of the Rights Agreement or take any action to redeem the Company Rights or render the Company Rights inapplicable to any transaction other than the Merger unless, and only to the extent that, the Company is required to do so by order of a court of competent jurisdiction or other Governmental Authority;

             (xxviii) grant approval for purposes of Section 203 of the DGCL of any "business combination" or any acquisition of "voting stock" of the Company, each as defined in Section 203 of the DGCL;

             (xxix) adopt a plan of complete or partial liquidation, dissolution, or reorganization;

             (xxx) except as permitted by Section 5.8, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of the conditions set forth in
         Section 6.2 at, or as of any time prior to, the Effective Time; or

             (xxxi) take or agree in writing or otherwise to take any of the actions precluded by Sections 4.1(a) or (b).

         SECTION 4.2. Conduct of Business by Parent. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

         (a) adopt a plan of complete or partial liquidation or dissolution of Parent;

         (b) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.3(a) or (b) at, or as of any time prior to, the Effective Time; or

         (c) take or agree in writing or otherwise to take any of the actions precluded by Section 4.2(a)or (b).

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

         SECTION 5.1. Preparation of Proxy Statement; Stockholders Meetings.

         (a) As soon as practicable following the date of this Agreement, the Company shall prepare and use its reasonable best efforts to, by July 7, 2006, in any event by July 10, 2007, file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the Exchange Act to be set forth in the Proxy Statement, and Company and its counsel shall be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. No filing of, or amendment or supplement (including by incorporation by reference) to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without the approval of Parent, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or this Agreement or the transactions contemplated hereby; provided, further, that the Company, in connection with a Change in the Company Recommendation (as defined in Section 5.8(a)) or a Non-Takeover-Related Change of Recommendation (as defined in
Section 5.1(d)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to disclose such a change, and in such event, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby, or the other party or its business, financial condition or results of operations. A "Qualifying Amendment" means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation or a Non-Takeover-Related Change of Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Recommendation or Non-Takeover-Related Change of Recommendation and (iii) additional information reasonably related to the foregoing. The Company will advise Parent promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

         (b) The Company shall, as soon as practicable after the date hereof, and in accordance with the Company's certificate of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of considering and taking action upon this Agreement regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting); provided that if the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 7.1(b)) as a result of either (i) or (ii) above, then the Termination Date shall be extended to the fifth Business Day after such date. The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that this Agreement be adopted by the stockholders of the Company and include in the Proxy Statement a copy of such recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if
(i) it has complied with all of its obligations under Section 5.8 and believes in good faith, taking into account all relevant factors, including those set forth in the definition of Superior Proposal in Section 5.8(b), and after receiving the advice of the Company's financial advisors and outside counsel, that a Superior Proposal has been made and (ii) it has determined in good faith, after consultation with outside counsel, that withdrawal, modification or change of such recommendation is required by the Board of Directors to comply with its fiduciary duties under applicable law. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger.

         (c) Notwithstanding anything contained in this Section 5.1 to the contrary, the Company agrees that its obligations pursuant to this Section 5.1 shall not be affected by the commencement, public proposal or communication to the Company of any Takeover Proposal. Notwithstanding the receipt by the Company of a Superior Proposal, unless Parent terminates this Agreement under Section 7.1(f), then prior to the termination of this Agreement taking effect under
Section 7.1(f), the Company shall be obligated to comply with Section 5.1(b) and the other terms of this Agreement, including by holding the Company Stockholders Meeting, except that the Company shall not be required to hold the Company Stockholders Meeting if the Company has terminated this Agreement under Section 7.1(g) and paid to Parent the Termination Fee contemplated thereby. If (x) a Takeover Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) the Company's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or the Company's Board of Directors recommends to the Company's stockholders any Takeover Proposal or resolves to do so, and (z) the Required Company Stockholder Vote is not secured at such meeting, then at such time this Agreement shall be deemed to be terminated by the Company under Section 7.1(f). The Company shall pay to Parent the Termination Fee as provided in Section 7.3.

         (d) Nothing contained in this Agreement shall prohibit the Company's Board of Directors from failing to make, or from withdrawing or modifying, its recommendation that this Agreement be adopted by the Company's stockholders in circumstances where no Takeover Proposal is or has been outstanding (a "Non-Takeover-Related Change of Recommendation") if the Company's Board of Directors determines in its good faith judgment, after consultation with its outside legal counsel, that it is required to take such action in order to comply with its fiduciary duties under applicable law.

         (e) The Company acknowledges and agrees that Parent would be damaged irreparably if any provision of this Section 5.1 is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Company agrees that Parent will be entitled to an injunction or injunctions to prevent breaches of this Section 5.1 and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in the Delaware Court of Chancery in accordance with Section 8.4, in addition to any other remedy to which Parent may be entitled, at law or in equity.

         SECTION 5.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 5.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time ("Acquired Employees").

         (a) Employment. All Acquired Employees shall be employed solely on an "at will" basis, except to the extent required by the provisions of written employment contracts or as required by applicable law. An Acquired Employee whose employment is terminated ceases immediately to be an "Acquired Employee" for purposes of this Agreement.

         (b) Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption. Subject to the obligations set forth in
Section 5.2(d), Acquired Employees shall continue after the Effective Time to participate in such assumed Company Employee Benefit Plans and at such time as determined by Parent or the Surviving Corporation with Parent's approval, Acquired Employees shall participate in Parent's compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent's employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) to the same extent recognized by the Company immediately prior to the Effective Time for purposes of vesting and eligibility (including eligibility for participation and levels of benefits) but, except as explicitly set forth in the terms of any Parent or Surviving Corporation plan, not for (i) purposes of benefit accrual under any defined benefit "pension plan" as defined in ERISA section 3(2) (including nonqualified defined benefit pension plans) or (ii) benefits under retiree medical plans. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of Parent or the Surviving Corporation and of the Company. Nothing in this
Section 5.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any Company Employee Benefit Plan).

         (c) Group Health Plans. On and after the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

         (d) Compensation. During the one-year period following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to each Acquired Employee for so long as the Acquired Employee remains so employed, compensation and employee benefits that, with respect to each employee, are substantially as favorable in the aggregate to the compensation and benefits provided to such employee under the Company Employee Benefit Plans immediately prior to the Effective Time (including payment by the Parent or the Surviving Corporation of bonuses in respect of 2006 performance that are substantially as favorable as the bonuses that would have been paid to the Acquired Employee under the applicable Company Employee Benefit Plan).

         (e) Severance. During the one year period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide each Acquired Employee with severance payments and severance benefits, if any, contemplated by Schedule 5.2(e).

         SECTION 5.3. Consents and Approvals.

         (a) Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with (i) the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and any supplemental information which may be required in connection therewith; and (ii) the Competition Bureau any notifications required to be filed under the Competition Act with respect to the transactions contemplated by this Agreement and any supplemental information which may be required in connection therewith; and (iii) the Investment Review Division of Industry Canada an application for review required to be filed under the Investment Canada Act and any supplemental information which may be required in connection therewith]. The parties shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and the Competition Act to terminate or expire at the earliest possible date after the date of filing. No party shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiries unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

         (b) Subject to the requirements of applicable antitrust laws, except with respect to the actions and filings described in clause (a) above, the Company, Parent and Merger Sub shall cooperate with each other to (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings, (iii) use all their reasonable best efforts, in each case, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub such approval not to be unreasonably withheld or delayed; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

         SECTION 5.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

         SECTION 5.5. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Parent and the Company mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in Section 5.8(b)), Parent shall have the right, at its own expense, to participate therein. In addition, in connection with filings made by Parent with the SEC in connection with financings associated with the transactions contemplated by this Agreement, the Company hereby consents to the inclusion of its financial statements to the extent reasonably necessary in such filings, agrees to reasonably assist Parent in connection with the preparation of any related required pro forma financial statements and will use its reasonable best efforts to cause the Company's independent public accountants to provide a consent to the inclusion of their report to such financial statements in such filings and to provide Parent a "comfort" letter dated a date within two Business Days before the date on which such filings shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with any such filings.

         SECTION 5.6. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub of the occurrence or failure to occur, or the impending occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company of the occurrence or failure to occur, or the impending occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.7. Access to Information; Confidentiality.

         (a) Subject to the Company's reasonable determination regarding limitations required by applicable law or contractual arrangements, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times during normal business hours from the date hereof through the Effective Time to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub, at their sole cost and risk, may make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company's operations or properties; provided, however, that the Company shall not be required to provide any such information if the provision of such information would be reasonably likely to cause a waiver of an attorney-client privilege. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

         (b) The provisions of the Confidentiality Agreement, dated May 22, 2006 between Parent and the Company (the "Company Confidentiality Agreement") shall remain in full force and effect in accordance with its terms.

         SECTION 5.8. No Solicitation.

         (a) The Company agrees that from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Company Subsidiaries and its and their respective officers, directors, investment bankers, attorneys and other advisors and representatives not to (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that

             (x) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure so to disclose would violate its obligations under applicable law; provided, however, that any such disclosure relating to a Takeover Proposal (other than a "stop-look-and-listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a Change in the Company Recommendation (defined below) unless the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure, and provided further that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal is a Superior Proposal and shall have complied with all of its obligations under Section 5.8;

             (y) if (under circumstances in which the Company has complied with all of its obligations under this Section 5.8(a)), prior to this Agreement having been adopted by the Required Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions
         (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company, including any standstill provisions included therein, and no less restrictive as the Company Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 5.8)), and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and

             (z) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company's compliance with its obligations under this Section 5.8(a), the Company's Board of Directors may (i) withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify the recommendation, approval, adoption or declaration of advisability by the Company's Board of Directors of this Agreement, the Merger or the Company Recommendation (collectively, a "Change in the Company Recommendation") (which shall not include a Non-Takeover-Related Change of Recommendation) and recommend, or publicly propose to recommend any Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 7.1(f) or Section 7.1(g), authorize the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, in the case of either subclause (i) or
         (ii) of this clause (z) only after the Board of Directors of the Company determines (A) in good faith (after receiving the advice of its financial advisor and outside legal counsel) that such Takeover Proposal is a Superior Proposal and (B) in its good faith judgment, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law.

The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives and agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information.

         (b) For purposes of this Agreement, (i) "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to (A) any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (x) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries, taken as a whole immediately prior to such transaction, or (y) 10% or more of the outstanding shares of Company Common Stock or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries whose business constitutes 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries taken as a whole immediately prior to such transaction in each case other than the transactions contemplated by this Agreement or (B) any purchase or sale of, or tender offer or exchange offer for, capital stock of the Company or any Company Subsidiary that if consummated would result in any Person beneficially owning 10% or more of any class of capital stock of the Company or any Company Subsidiary whose business constitutes 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries taken as a whole immediately prior to such transaction, (ii) the term "Bona Fide Takeover Proposal" means any bona fide Takeover Proposal containing price and other material terms and conditions that is either written or publicly disclosed by the Company, (iii) the term "Superior Proposal" means any bona fide written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, tender offer, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company's stockholders (in their former capacities as Company stockholders) cease to own at least 80% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay and (iv) the term "Cash Superior Proposal" means any Superior Proposal in which the consideration payable to the Company's stockholders or the Company, as the case may be, is 100% cash.

         (c) Except as expressly permitted by Section 5.1 or Section 5.8(a), neither the Board of Directors of the Company nor any committee thereof shall effect any Change in the Company Recommendation, or approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend) by the Board of Directors of the Company of a Takeover Proposal. The term "Recommendation Against a Takeover Proposal" means, subsequent to the making of a Bona Fide Takeover Proposal and within ten Business Days following a request by Parent to do so, (i) a public and unconditional reaffirmation by the Board of Directors of the Company of its recommendation in favor of this Agreement and the Merger to the Company's stockholders and (ii) a public recommendation by the Board of Directors of the Company against such Bona Fide Takeover Proposal, except that (A) with respect to any Bona Fide Takeover Proposal made by a person, entity or group that has already made a Bona Fide Takeover Proposal, such Recommendation Against a Takeover Proposal must be made within two calendar days of such request, and (B) with respect to any Bona Fide Takeover Proposal made within ten Business Days (but more than five calendar days) of the planned date of the Company Stockholder Meeting, such Recommendation Against a Takeover Proposal must be made within the greater of (1) four calendar days of such request or (2) one-half of the number of calendar days between such request and the planned date of the Company Stockholder Meeting, with half calendar days being rounded down; provided, however, that, with respect to any Bona Fide Takeover Proposal made within four calendar days (or, with respect to a Bona Fide Takeover Proposal described in clause (A) above, one calendar day) of the planned date of the Company Stockholder Meeting, the Company's Board of Directors will be deemed to have made a Recommendation Against a Takeover Proposal for all purposes under this Agreement (including Section 7.3(c)).

         (d) In addition to the other obligations of the Company set forth in this Section 5.8, the Company shall promptly (and in any event, within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same and shall promptly provide Parent with a copy of any written request or Takeover Proposal or other document relating to a Takeover Proposal. The Company will keep Parent promptly and fully informed of the status and details (including amendments) of any such request, Takeover Proposal or inquiry and shall promptly provide Parent with a copy of any non-public information furnished to the Person making such request, Takeover Proposal or inquiry. Notwithstanding the foregoing, the Company shall not be required to provide any confidential information to Parent (i) with respect to the business, assets or operations of the person, entity or group making the Takeover Proposal, or (ii) to the extent the Board of Directors of the Company determines in its good faith judgment, after consultation with its outside legal counsel, that it may not provide all or part of such confidential information in order to comply with its fiduciary duties under applicable law, provided that the Company's Board of Directors may not claim that a condition in a Takeover Proposal that such confidential information not be provided to Parent is a basis for refusing to provide such information because doing so would breach such fiduciary standard.

         SECTION 5.9. Indemnification and Insurance.

         (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an "Indemnified Party") as provided in the Company's certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect in accordance with their terms.

         (b) For ten years after the Effective Time (subject to the last sentence of this Section 5.9(b)), to the fullest extent permitted under applicable law, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless each Indemnified Party who on or prior to the Effective Time were officers or directors of the Company or the Company Subsidiaries (collectively, the "D&O Indemnitees") against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each D&O Indemnitee to the fullest extent permitted under applicable law for any legal or other expenses reasonably incurred by such D&O Indemnitee in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by law. In the event notice of any claim for indemnification or reimbursement of expenses under this Section 5.9(b) shall have been made within the ten-year period referred to the first sentence of this Section 5.9(b) and such claim has not been finally resolved by the expiration of such ten-year period, the obligations set forth in this Section 5.9(b) shall survive until such claim is finally resolved.

         (c) Parent shall cause the Surviving Corporation to maintain the Company's officers' and directors' liability insurance policies, in effect on the date of this Agreement (the "D&O Insurance"), for a period of not less than six years after the Effective Time, with no less coverage and amounts and containing terms no less advantageous to the Company's directors and officers currently covered by policies in effect on the date hereof, but only to the extent related to actions or omissions at or prior to the Effective Time (provided, however, that, if the D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall, or shall cause the Surviving Corporation to, obtain officers' and directors' liability insurance covering such acts or omissions with respect to each such Person of at least the same coverage and amounts and containing terms no less advantageous to the Company's directors and officers currently covered by the D&O Insurance); provided, that
(i) the Surviving Corporation may substitute therefor policies for the exclusive benefit of those Persons who are currently covered by the D&O Insurance from a financially sound and nationally reputable carrier of at least the same coverage and amounts containing terms no less advantageous to such Persons and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining and causing to be maintained a six-year "tail" policy of at least the same coverage and amounts and containing terms no less advantageous to the Company's directors and officers currently covered by the D&O Insurance than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.9(c) for so long as it remains in effect for such six-year period.

         (d) The obligations of Parent and the Surviving Corporation under this
Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.9 applies without the consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

         (e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 5.9.

         SECTION 5.10. State Takeover Laws. If any "fair price," "moratorium," "control share acquisition," "business combination" or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Merger and the Company Voting Agreements or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall
(a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and the Company Voting Agreements and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

         SECTION 5.11. Expenses. Each party shall bear solely and entirely all expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE 6
                                   CONDITIONS

         SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.

         (b) HSR Act and Competition Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act and Competition Act shall have been terminated or shall have expired.

         (c) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

         (d) Required Approvals. The Required Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect. A "Final Order" means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

         SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to "materiality" or "Company Material Adverse Effect" or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (c) Resignations of Directors. Each of the directors of the Company shall have resigned as of the Effective Date and such resignations shall have been delivered to Parent.

         SECTION 6.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to "materiality" or "Parent Material Adverse Effect" or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

         (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.



                                   ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder
Vote:

         (a) by mutual written consent of Parent, Merger Sub and the Company;

         (b) by either the Company or Parent, if the Merger has not been consummated by December 31, 2006, or such other date, if any, as the Company and Parent shall agree upon or as is provided in Section 5.1(b) (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;

         (d) by either the Company or Parent, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained in circumstances other than where a Non-Takeover-Related Change of Recommendation has occurred;

         (e) by Parent, if

             (i) the Board of Directors of the Company shall have withdrawn, modified, amended or changed in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or the Merger,

             (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so,

             (iii) the Company shall have breached Section 5.8 in a manner which has a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement, or

             (iv) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform ("Company Breach");

         (f) by Parent, or, following the Company Stockholders' Meeting at which the Required Company Stockholder Vote is not obtained and subject to Section 5.1, the Company, if

             (i) with respect to such termination by the Company, the Company shall not have breached Section 5.8 in a manner which has a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement,

             (ii) the Board of Directors of the Company (A) recommends to the stockholders of the Company any Takeover Proposal or resolves to, or publicly announces an intention to, do so or (B) authorizes the Company, subject to complying with the terms of Section 5.8 and this
         Section 7.1(f), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal that is not a Cash Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,

             (iii) Parent does not make, within five Business Days of receipt of the Company's written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is at least as favorable to the Company's stockholders from a financial point of view as such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of such Superior Proposal will require a new notification from the Company to Parent and a new five Business Day period), and

             (iv) the Company concurrently with such termination pays to Parent in immediately available funds the Termination Fee pursuant to Section 7.3;

         (g)  by Parent or the Company, if

             (i) with respect to such termination by the Company, the Company shall not have breached Section 5.8 in a manner which has a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement,

             (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.8 and this Section 7.1(g), to enter into a binding written agreement concerning a transaction that constitutes a Cash Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,

             (iii) Parent does not make, within five Business Days of receipt of the Company's written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is at least as favorable to the Company's stockholders from a financial point of view as such Cash Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of such Cash Superior Proposal will require a new notification from the Company to Parent and a new five Business Day period), and

             (iv) the Company concurrently with such termination pays to Parent in immediately available funds the Termination Fee pursuant to Section 7.3;

         (h) by Parent, or, following the Company Stockholders' Meeting at which the Required Company Stockholder Vote is not obtained and subject to Section 5.1(b), the Company, if the Company's Board of Directors shall have made a Non-Takeover-Related Change of Recommendation; or

         (i) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.3(a) or
(b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

         The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

         SECTION 7.2. Effect of Termination.Upon the termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become null and void except as set forth in Section 7.3 and for the provisions in Article 8, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional breach of a covenant or representation of warranty in this Agreement prior to such termination. In addition, the Company Confidentiality Agreement shall not be affected by the termination of this Agreement.

         SECTION 7.3. Fees and Expenses.(a) If this Agreement is terminated pursuant to Section 7.1(e)(i), Section 7.1(e)(ii), Section 7.1(e)(iii) or, following the failure of the Board of Directors of the Company to Recommend Against a Takeover Proposal, Section 7.1(d), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent a fee in immediately available funds of $154.0 million (the "Termination Fee"). If this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), the Company shall pay such Termination Fee concurrently with such termination.

         (b) If (A) a Bona Fide Takeover Proposal (assuming for purposes of this
Section 7.3(b) that the references to 10% in the definition of Takeover Proposal are 50%) in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(b) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, the Company shall promptly after such consummation, but in no event later than one Business Day after such consummation, pay Parent the Termination Fee.

         (c) If (A) a Bona Fide Takeover Proposal (assuming for purposes of this
Section 7.3(c) that the references to 10% in the definition of Takeover Proposal are 50%) in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote and the Company's Board of Directors shall have made or shall have deemed to have made a Recommendation Against a Takeover Proposal, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(d) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(c) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, the Company shall promptly after such consummation, but in no event later than one Business Day after such consummation, pay Parent a fee in immediately available funds of $104.0 million; provided that when

             (1) Parent terminates this Agreement pursuant to Section 7.1(d), the Company shall promptly, but in no event later than one Business Day after such termination pay Parent a fee in immediately available funds of $50.0 million in addition (if it should become payable thereafter) to the fee of $104.0 million contemplated above, and

             (2) the Company terminates this Agreement pursuant to Section 7.1(d), the Company shall concurrently with such termination, pay Parent a fee in immediately available funds of $50.0 million in addition (if it should become payable thereafter) to the fee of $104.0 million contemplated above.

         (d) If (A) Parent terminates this Agreement under Section 7.1(e)(iv) or
Section 7.1(b) at a time that a Company Breach exists and (B) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(d) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, then the Company shall promptly after such consummation, but in no event later than one Business Day after such consummation, pay Parent the Termination Fee.

         (e) If (A) Non-Takeover-Related Change of Recommendation is made and
(B) (1) Parent terminates this Agreement pursuant to Section 7.1(h), the Company shall promptly, but in no event later than one Business Day after such termination pay Parent the Termination Fee, or (2) the Company terminates this Agreement pursuant to Section 7.1(h), the Company shall concurrently with such termination, pay Parent the Termination Fee.

         (f) Notwithstanding anything to the contrary contained herein, receipt by Parent of a Termination Fee under Section 7.3 (or the $50.0 million fee and, if applicable, the $104.0 million fee, in the case of Section 7.3(c)) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement.

         SECTION 7.4. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 8
                               GENERAL PROVISIONS

         SECTION 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         (a) if to Parent or Merger Sub:

             Anadarko Petroleum Corporation
             1201 Lake Robbins Drive
             The Woodlands, Texas  77380-1046
             Attention:  Robert K. Reeves
                         Charlene A. Ripley
             Fax: (832) 636-1000

             with a copy to:

             Akin Gump Strauss Hauer & Feld LLP
             1111 Louisiana Street, 44th Floor
             Dallas, Texas  77002-5200
             Attention: Michael E. Dillard, P.C.
                        Julien R. Smythe, Esq.
             Fax: (713) 236-0822

         (b) if to the Company:

             Western Gas Resources, Inc.
             1099 18th Street, Suite 1200
             Denver, Colorado  80202
             Attention: John Walter and Fiona Arnold
             Fax: (303) 457-8482

             with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             Four Times Square
             New York, NY 10036
             Attention:  Peter Allan Atkins, Esq.
                         Sheldon S. Adler, Esq.
             Fax: (212) 735-2000

         Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

         SECTION 8.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

         SECTION 8.3. Interpretations. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any reference to the Company's Board of Directors shall be deemed to include any committee thereof.

         SECTION 8.4. Governing Law; Jurisdiction.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

         SECTION 8.5. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         SECTION 8.6. Assignment; No Third Party Beneficiaries.

         (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

         (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that (i) each Acquired Employee is intended to be a third party beneficiary of Section 5.2 and may specifically enforce its terms (provided that no right to employment is granted hereby) and
(ii) each Indemnified Party and D&O Indemnitee is intended to be a third party beneficiary of Section 5.9 and may specifically enforce its terms.

         SECTION 8.7. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         SECTION 8.8. Entire Agreement. This Agreement and the Company Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

         SECTION 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                             [The remainder of this page is intentionally
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

                [Signature Page to Agreement and Plan of Merger]




         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.



                                       ANADARKO PETROLEUM CORPORATION

                                       By: /s/ James T. Hackett
                                           -----------------------------------
                                       Name:  James T. Hackett
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer


                                       WESTERN GAS RESOURCES, INC.

                                       By: /s/ Peter A. Dea
                                           -----------------------------------
                                       Name:  Peter A. Dea
                                       Title: Chief Executive Officer and
                                              President


                                       APC MERGER SUB, INC.

                                       By: /s/ James T. Hackett
                                           -----------------------------------
                                       Name:  James T. Hackett
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer